UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2008

AIRSPAN NETWORKS INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

In a press release dated December 29, 2008, Airspan Networks Inc. (the “Company”) announced that it had received notification that NASDAQ has extended its temporary suspension of the rules requiring a minimum $1 closing bid price or a minimum market value of publicly held shares until April 20, 2009.  NASDAQ has said that it will not take any action to delist any security for these concerns during the suspension.  NASDAQ has stated that, given the continued extraordinary market conditions, this suspension will remain in effect through Friday, April 17, 2009 and will be reinstated on Monday, April 20, 2009.  Prior to the resumption of these rules NASDAQ will inform the Company of the number of calendar days remaining in the compliance period and the specific date by which the Company needs to regain compliance.  If no further extensions or other amendments to these rules are made by NASDAQ, the Company currently expects that its specific date to regain compliance will be April 27, 2009.

At a special meeting of shareholders held December 16, 2008, the Company’s shareholders authorized the Company’s Board of Directors to undertake a reverse split of the Company’s shares within a range of one-for-five shares to one-for-fifteen shares.  The Company has not yet determined whether, when or in what ratio to effect a reverse split, and will continue to evaluate the desirability of a reverse split in light of market conditions and NASDAQ listing requirements.

A copy of the press release announcing the above matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Press Release dated December 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRSPAN NETWORKS INC.

	By:	/s/ David Brant

David Brant
Senior Vice President and Chief Financial Officer

Date: December 29, 2008

EXHIBIT INDEX

99.1           Press Release dated December 29, 2008